Exhibit 10.11

June 15, 2020

Arthur Sands, M.D., Ph.D.

Dear Arthur:

This letter (this “Letter Agreement”) sets forth certain basic terms and conditions of a potential option grant to be granted to you by Nurix Therapeutics, Inc., a Delaware corporation (the “Company”), on the terms as set forth below:

1.    IPO Stock Option Grant. Following the completion of the Company’s initial public offering (the “IPO”) and subject to Section 2 below, the Board of Directors of the Company (the “Board”) shall, as soon as reasonably practicable and within an “open window” pursuant to the Company’s insider trading policy, but in any event within 120 days of the completion of the IPO, grant you a stock option to purchase shares of the Company’s common stock (the “Sands Option”), calculated as the result of:

Target Shares minus (Current Holdings minus 300,000)

“Target Shares” means (a) 4.75% multiplied by (b) the Company’s fully diluted capitalization as of immediately following the closing of the IPO (inclusive of any exercise by the underwriters of shares issued pursuant to the overallotment option), which shall equal the sum of (i) all issued and outstanding shares of the Company’s capital stock, (ii) all outstanding stock options, warrants and other securities convertible into shares of the Company’s common stock, (iii) shares reserved, but available for issuance, pursuant to the Company’s outstanding equity incentive plans and employee stock purchase plan, and (iv) shares issued by the Company in the IPO, including pursuant to the underwriters’ exercise of the overallotment option, and any concurrent private placement with the IPO. The Target Shares shall be rounded down to the nearest whole share.

“Current Holdings” means all shares of capital stock, stock options, restricted stock units, or other convertible securities held by you or your affiliates (which shall include any family members or trusts organized for the benefit of your family members) as of immediately prior to the closing of the IPO.

The Sands Option shall have a vesting commencement date set as the date of the of the final prospectus for the IPO. The Sands Option shall vest over four years on a monthly basis, where 1/48th of the shares subject to the Sands Option shall vest on each monthly anniversary of the vesting commencement date, provided that you are actively employed as the Chief Executive Officer of the Company on each applicable vesting date in accordance with the terms of your option grant agreement and the applicable equity incentive plan under which the Sands Option is granted.

2.    IPO Stock Option Grant Conditions. The Company’s obligation to issue you the Sands Option is subject to and contingent upon the conditions set forth below. You shall not be entitled to be granted the Sands Option until all such conditions have been fulfilled:

a.	The IPO is consummated;

b.	You are actively employed as the Chief Executive Officer the Company as of the closing of the IPO and on the date of grant of the Sands Option; and

c.

As of the date of grant of the Sands Option, there has been no finding by the Board which determines that you have (i) breached your obligations under any confidential information and invention assignment agreement between you and the Company or (ii) materially breached (A) any other agreement between you and the Company, (B) the Company’s code of conduct or (C) the Company’s insider trading policy or any other policy of the Company.

3.    General Provisions.

a.

Adjustments for Stock Splits, Recapitalizations and the Like. Any share amounts contained in this Letter Agreement shall be adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof.

b.

At Will Employment. Please note that nothing contained in this Letter Agreement is intended to alter the “at will” employment relationship between you and the Company. You understand and agree that your employment with the Company is “at will” and may be terminated at any time, for any or no reason, be either you or the Company with or without notice.

c.

Interpretation. This Letter Agreement will be interpreted and administered by the Board. The determinations of the Board with regards to this Letter Agreement, in its sole and absolute discretion, will be final and binding.

d.

Amendment or Termination. This Letter Agreement may be amended or terminated by a Board at any time prior to the closing of the IPO, provided that any amendment or termination which may adversely and materially affect the grant of the Sands Option will require your written consent.

e.

Term. This Letter Agreement will terminate automatically on the earliest to occur of: (i) one (1) year from the date hereof; (ii) the termination pursuant to Section 3(d) of this Letter Agreement; (iii) your ceasing to be actively employed as the Chief Executive Officer of the Company for any or no reason; (iv) the grant of the Sands Option; or (v) the consummation of, or execution of a binding agreement that will and does eventually consummate, a Change in Control (as defined in the Company’s 2012 Equity Incentive Plan) (a “Change in Control”).

f.

Change in Control. The Sands Option, to the extent previously granted and outstanding upon a Change in Control (as defined above), is eligible for the acceleration benefits included in Mr. Sands’ Change in Control Severance Benefit Plan Participation Agreement, dated September 7, 2016 (the “Sands Severance Agreement”).

g.

Choice of Law. All questions concerning the construction, validity and interpretation of this Letter Agreement will be governed by the laws of the State of Delaware, exclusive of the conflict of laws provisions thereof.

h.

Severability. Whenever possible, each provision of this Letter Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Letter Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

i.

Entire Agreement; Acceptance. This Letter Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto. By signing below, you acknowledge that this Letter Agreement constitutes the entire agreement between you and the Company, and it is the complete, final, and exclusive embodiment of the subject matter herein. It is entered into without reliance on any promise or representation other than those expressly contained herein.

If you agree with the foregoing, please sign this Letter Agreement and return it to me within one week of the date hereof. We appreciate and expect that you will keep this Letter Agreement and its terms in strict confidence.

Sincerely,
NURIX THERAPEUTICS, INC.

By:	/s/ David Lacey
Name:	David Lacey
Title:	Chairman of the Board

AGREED & ACCEPTED:

I have read and understood this Letter Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me except as specifically set forth herein.

/s/ Arthur Sands	6/17/2020
Arthur Sands	Date signed